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                                                                    EXHIBIT 99.1

SYNTEL PROMOTES KESHAV MURUGESH TO COO

Troy, MI -- Sept. 30, 2004 -- Syntel, Inc. (NASDAQ: SYNT) today announced the promotion of Keshav Murugesh to the role of Chief Operating Officer (COO), effective October 1, 2004. Keshav is presently serving as Chief Financial Officer (CFO) at Syntel. Over the past few quarters, Murugesh had also taken on additional responsibilities for the Global Human Resources and Infrastructure functions.

Murugesh, 41, joined Syntel in 2002 from ITC in India, where he served as Vice President, Finance. Between 1989 and 2002, he held several senior management positions in the areas of treasury, corporate funds, investments & diversifications, planning and joint ventures. ITC is a large, publicly-held conglomerate in India with ventures in consumer products, hospitality, agriculture, information technology and financial services.

"During his time with Syntel, Keshav has consistently demonstrated strong leadership skills and business acumen," said Bharat Desai, Syntel Chairman and CEO. "This management move enables me to focus on more strategic and longer-term opportunities for Syntel, while Keshav assumes responsibilities for the day-to-day operations."

Syntel has started an executive search for the role of Chief Financial Officer. Murugesh will continue those duties until a replacement is appointed.

ABOUT SYNTEL, INC.
Syntel (Nasdaq: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 4,200 employees worldwide, is assessed at Level 5 of the SEI's CMM and is ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.